Exhibit 10.11.17

EXECUTION VERSION

SEVENTH AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT (this “Seventh Amendment”) is made and entered into as of November 28, 2007, by and among the financial institutions identified on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as arranger and administrative agent for the Lenders (in such capacities, together with any successor arranger and administrative agent, “Agent”), and TRC COMPANIES, INC., a Delaware corporation (the “Administrative Borrower”), on behalf of all Borrowers.

WITNESSETH:

WHEREAS, the Administrative Borrower, the Administrative Borrower’s Subsidiaries party thereto, the Lenders and Agent are parties to that certain Credit Agreement, dated as of July 17, 2006 (as amended as of October 31, 2006, as of November 29, 2006, as of December 29, 2006, as of January 31, 2007, as of July 30, 2007, and as of September 25, 2007, and as the same may be further amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 6.16(a) of the Credit Agreement, the Borrowers were required to achieve EBITDA of at least $12,278,000 for the 12-month period ended June 30, 2007 (the “June 2007 EBITDA Requirement”);

WHEREAS, the Borrowers have failed to comply with the June 2007 EBITDA Requirement (the “June 2007 EBITDA Default”);

WHEREAS, pursuant to clauses (a) and (b) of Schedule 5.3 to the Credit Agreement, as amended, with respect to the month ended June 30, 2007, the Borrowers were required to deliver an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, together with a comparison to the Projections for such monthly period and the corresponding monthly period of the prior fiscal year, together with a Compliance Certificate related thereto, on or prior to October 1, 2007 (the “June 2007 Monthly Financial Statement Obligations”);

WHEREAS, the Borrowers have complied with such June 2007 Monthly Financial Statement Obligations (other than with respect to the delivery of consolidating financial statements for such period) but failed to do so on a timely basis (the “June 2007 Monthly Financial Statement Default”);

WHEREAS, pursuant to clauses (a) and (b) of Schedule 5.3 to the Credit Agreement, as amended, with respect to the month ended July 31, 2007, the Borrowers were required to deliver an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, together with a comparison to the Projections for such monthly period and the corresponding monthly period of the prior fiscal year, together with a Compliance Certificate related thereto, on or prior to October 15, 2007 (the “July 2007 Monthly Financial Statement Obligations”);

WHEREAS, the Borrowers have complied with such July 2007 Monthly Financial Statement Obligations (other than with respect to the delivery of consolidating financial statements for such period) but failed to do so on a timely basis (the “July 2007 Monthly Financial Statement Default”);

WHEREAS, pursuant to clauses (a) and (b) of Schedule 5.3 to the Credit Agreement, as amended, with respect to the month ended August 31, 2007, the Borrowers were required to deliver an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, together with a comparison to the Projections for such monthly period and the corresponding monthly period of the prior fiscal year, together with a Compliance Certificate related thereto, on or prior to October 31, 2007 (the “August 31, 2007 Monthly Financial Statement Obligations”);

WHEREAS, the Borrowers have complied with such August 2007 Monthly Financial Statement Obligations (other than with respect to the delivery of consolidating financial statements for such period) but failed to do so on a timely basis (the “August 2007 Monthly Financial Statement Default”);

WHEREAS, pursuant to clauses (c) and (d) of Schedule 5.3 to the Credit Agreement, as amended, with respect to the fiscal year ended June 30, 2007, the Borrowers were required to deliver consolidated and consolidating financial statements of Parent and its Subsidiaries for such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a Compliance Certificate related thereto, on or prior to October 31, 2007 (the “2007 Audited Financial Statement Obligations”);

WHEREAS, the Borrowers have failed to comply with such 2007 Audited Financial Statement Obligations (the “2007 Audited Financial Statement Default”);

WHEREAS, the Borrowers were required to deliver consolidating (in addition to consolidated) unaudited financial statements for each monthly period since the Closing Date pursuant to clause (a) of Schedule 5.3 to the Credit Agreement (the “Monthly Consolidating Financial Statement Obligation”);

WHEREAS, the Borrowers have failed to comply with such Monthly Consolidating Financial Statement Obligation for each of the monthly periods since the Closing Date (the “Monthly Consolidating Financial Statement Default” and together with the June 2007 EBITDA Default, the June 2007 Monthly Financial Statement Default, July 2007 Monthly Financial Statement Default, the August 2007 Monthly Financial Statement Default and the 2007 Audited Financial Statement Default, the “Applicable Defaults”);

WHEREAS, the Administrative Borrower has requested Agent and the Lenders to waive the Applicable Defaults, and Agent and the Lenders have agreed to do so subject to the terms and conditions set forth herein; and

WHEREAS, Agent, the Lenders and the Borrowers have agreed to amend the Credit Agreement, all as herein provided subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1.              Definitions.  Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.              Waivers Under Credit Agreement.  Subject to the satisfaction of the terms and conditions set forth herein, Agent and the Required Lenders hereby (a) waive the June 2007 EBITDA Default; (b) waive the June 2007 Monthly Financial Statement Default; (c) waive the July 2007 Monthly Financial Statement Default; (d) waive the August 2007 Monthly Financial Statement Default; (e) waive the 2007 Audited Financial Statement Default; provided that the foregoing waiver under this clause (e) shall be rescinded and no longer effective as of December 7, 2007 if the Borrowers fail to comply with the 2007 Audited Financial Statement Obligations on or prior to December 7, 2007; and (f) waive the Monthly Consolidating Financial Statement Default solely with respect to the failure of the Borrowers to deliver monthly consolidating financial statements since the Closing Date (it being understood and agreed that the waiver pursuant to this clause (f) does not apply to consolidated financial statements).

Section 3.              Amendments to the Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended, as of the Effective Date (defined below), as follows:

3.01.       Section 6.16(a).  Section 6.16(a) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

(a)           Minimum EBITDA.  Fail to achieve EBITDA, measured on a quarterly basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$2,446,000	For the 3 month period ending September 30, 2007

$5,654,000	For the 6 month period ending December 31, 2007

$9,018,000	For the 9 month period ending March 31, 2008

$13,262,000	For the 12 month period ending June 30, 2008

An amount determined by Agent based on the projections delivered pursuant to Section 5.3 satisfactory to Agent (or if Borrowers fail to timely deliver such projections, an amount reasonably determined by Agent but in no event less than $16,000,000), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 12 month period ending each quarter thereafter

3.02.       Section 6.19.  Section 6.19 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

6.19.        Liquidity.  At any time permit the sum of Borrowers’ and their Restricted Subsidiaries’ Excess Availability plus Qualified Cash to be less than $2,500,000; provided that this covenant shall no longer be applicable at the time Borrowers deliver to Agent the Form 10-K annual report for the fiscal year ended June 30, 2008 if Borrowers shall have complied with all requirements under Section 5.3 and Schedule 5.3 for the fiscal year ended June 30, 2008 in a timely manner.”

3.03.       Definition of Base Rate Margin in Schedule 1.1.  The definition of “Base Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Base Rate Margin” means, as of any date of determination:

(a)           For the period from and including the Seventh Amendment Effective Date to but excluding the effective date of any determination of the Base Rate Margin pursuant to clause (c) below, 2.25 percentage points per annum (the “Initial Base Rate Margin”).

(b)           Thereafter, so long as no Event of Default has occurred and is continuing, the relevant Base Rate Margin set forth in the table below that corresponds to the applicable TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below). At any time that an Event of Default has occurred and is continuing, the “Base Rate Margin” shall be reset to the Initial Base Rate Margin.

TTM EBITDA	Base Rate Margin

Less than or equal to $12,500,000	2.25 percentage points

Greater than $12,500,000 but less than or equal to $16,000,000	1.75 percentage points

Greater than $16,000,000	1.25 percentage points

(c)           The Base Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended September 30, 2007. In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the Base Rate Margin shall be set at the Initial Base Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent’s and Borrowers’ failure to timely deliver such quarterly Compliance Certificate, the Base Rate Margin shall be set at the relevant Base Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate). If the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Base Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

3.04.       Definition of EBITDA in Schedule 1.1.  The definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus (a) the sum for such period of (i) extraordinary gains and (ii) interest income (excluding interest income related to any Exit Strategy Program), plus (b) the sum for such period of (i) interest expenses, (ii) income taxes, (iii) depreciation and amortization, (iv) restructuring charges incurred during the fiscal year ended June 30, 2008 in an aggregate amount not to exceed $2,750,000, and (v) non-cash losses incurred in connection with the Exit Strategy Program solely to the extent such losses are reimbursable to Parent or one of its Subsidiaries under insurance policies with AIG (or another insurer), in each case, determined on a consolidated basis in accordance with GAAP.

3.05.       Definition of LIBOR Rate Margin in Schedule 1.1.  The definition of “LIBOR Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“LIBOR Rate Margin” means, as of any date of determination:

(a)           For the period from and including the Seventh Amendment Effective Date to but excluding the effective date of any determination of the LIBOR Rate Margin pursuant to clause (c) below, 3.25 percentage points per annum (the “Initial LIBOR Rate Margin”).

(b)           Thereafter, so long as no Event of Default has occurred and is continuing, the relevant LIBOR Rate Margin set forth in the table below that corresponds to the applicable TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below). At any time that an Event of Default has occurred and is continuing, the “LIBOR Rate Margin” shall be reset to the Initial LIBOR Rate Margin.

TTM EBITDA	LIBOR Rate Margin

Less than or equal to $12,500,000	3.25 percentage points

Greater than $12,500,000 but less than or equal to $16,000,000	2.75 percentage points

Greater than $16,000,000	2.25 percentage points

(c)           The LIBOR Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended September 30, 2007. In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the LIBOR Rate Margin shall be set at the Initial LIBOR Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent’s and Borrowers’ failure to timely deliver such quarterly Compliance Certificate, the LIBOR Rate Margin shall be set at the relevant LIBOR Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate). If the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the LIBOR Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

3.06.       Definition of Seventh Amendment Effective Date in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definition in proper alphabetical order:

“Seventh Amendment Effective Date” means the “Effective Date” under the Seventh Amendment to, and Waiver under, Credit Agreement dated as of November 28, 2007, among the Administrative Borrower, Agent and the Lenders party thereto.

3.07.       Definition of TTM EBITDA in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definition in proper alphabetical order:

“TTM EBITDA” means, as of any date of determination, EBITDA of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

3.08.       Schedule 5.3.  Schedule 5.3 to the Credit Agreement is hereby amended as follows:

(a)           The left hand column in the first row of the table in Schedule 5.3 to the Credit Agreement relating to monthly financial statements is hereby deleted in its entirety and replaced with the following: “as soon as available, but in any event within 40 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years; provided, that (x) with respect to the month ended September 30, 2007, Borrowers shall deliver the required information and documents to Agent on or prior to December 14, 2007, and (y) with respect to the month ended October 31, 2007, Borrowers shall deliver the required information and documents to Agent on or prior to December 24, 2007”;

(b)           Clause (a) in the right hand column in the first row of the table in Schedule 5.3 to the Credit Agreement relating to monthly financial statements is hereby amended by deleting the words “and consolidating” in the first line thereof; and

(c)           The left hand column in the second row of the table in Schedule 5.3 to the Credit Agreement relating to annual audited financial statements is hereby deleted in its entirety and replaced with the following: “as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years; provided that with respect to the fiscal year ended June 30, 2007, Borrowers shall deliver the required information and documents to Agent on or prior to December 7, 2007”.

Section 4.              Representations and Warranties.  In order to induce Agent and the Lenders to enter into this Seventh Amendment, the Administrative Borrower, for itself and on behalf of all of the other Borrowers, hereby represents and warrants that:

4.01.       No Default.  At and as of the date of this Seventh Amendment and at and as of the Effective Date and both prior to (other than with respect to the Applicable Defaults) and after giving effect to this Seventh Amendment, no Default or Event of Default exists and is continuing.

4.02.       Representations and Warranties True and Correct.  At and as of the date of this Seventh Amendment and both prior to (other than with respect to the Applicable Defaults) and after giving effect to this Seventh Amendment, each of the representations and warranties contained in the Credit Agreement and other Loan Documents is true and correct in all material respects.

4.03.       Corporate Power, Etc.  Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Seventh Amendment and to consummate the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers, and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Seventh Amendment and the consummation of the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers.

4.04.       No Conflict.  The execution, delivery and performance by Administrative Borrower (on behalf of itself and all of the other Borrowers) of this Seventh Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with or result in any breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any approval of any Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

4.05.       Binding Effect.  This Seventh Amendment has been duly executed and delivered by the Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of the Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against the Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.              Conditions.  This Seventh Amendment shall be effective upon the fulfillment by the Borrowers, in a manner satisfactory to Agent and the Lenders, of all of the following conditions precedent set forth in this Section 5 (such date, the “Effective Date”):

5.01.       Execution of the Seventh Amendment.  Each of the parties hereto shall have executed an original counterpart of this Seventh Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

5.02.       Amendment Fee.  Borrowers shall have paid to Agent, for the ratable benefit of the Lenders, in immediately available funds an amendment fee equal to $75,000.

5.03.       Representations and Warranties.  As of the Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

5.04.       Compliance with Terms.  Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

5.05.       Delivery of Other Documents.  Agent shall have received all other instruments, documents and agreements as Agent may reasonably request, in form and substance reasonably satisfactory to Agent.

Section 6.              Miscellaneous.

6.01.       Continuing Effect.  Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

6.02.       No Waiver; Reservation of Rights.  This Seventh Amendment is limited as specified and the execution, delivery and effectiveness of this Seventh Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement, or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Seventh Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default.

6.03.       References.

(a)           From and after the Effective Date, (i) the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Seventh Amendment and (ii) all of the terms and provisions of this Seventh Amendment are hereby incorporated by reference into the Credit Agreement, as applicable, as if such terms and provisions were set forth in full therein, as applicable.

(b)           From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”,

“thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

6.04.       Governing Law.  THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.05.       Severability.  The provisions of this Seventh Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Seventh Amendment in any jurisdiction.

6.06.       Counterparts.  This Seventh Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Seventh Amendment by telefacsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with the Administrative Borrower, Agent and each Lender.

6.07.       Headings.  Section headings in this Seventh Amendment are included herein for convenience of reference only and shall not constitute a part of this Seventh Amendment for any other purpose.

6.08.       Binding Effect; Assignment.  This Seventh Amendment shall be binding upon and inure to the benefit of Borrowers, Agent and the Lenders and their respective successors and assigns; provided, however, that the rights and obligations of Borrowers under this Seventh Amendment shall not be assigned or delegated without the prior written consent of Agent and the Lenders.

6.09.       Expenses.  Borrowers agree to pay Agent upon demand, for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent and the Lenders (who may be employees of Agent or the Lenders), incurred by Agent and the Lenders in connection with the preparation, negotiation and execution of this Seventh Amendment and any document required to be furnished herewith.

6.10.       Integration.  This Seventh Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:

TRC COMPANIES, INC., a Delaware corporation, as Administrative Borrower, on behalf of itself and all other Borrowers

By:	/S/ Martin H. Dodd
Name:	Martin H. Dodd
Title:	Senior Vice President

AGENT AND LENDERS:

WELLS FARGO FOOTHILL, INC., as Agent and as a Lender

By:	/S/ Jason P. Shanahan
Name:	Jason P. Shanahan
Title:	Vice President

TEXTRON FINANCIAL CORPORATION, as a Lender

By:	/S/ Chris Grivakis
Name:	Chris Grivakis
Title:	Senior Account Executive

[SIGNATURE PAGE OF SEVENTH AMENDMENT]